Exhibit 5(b)

October 18, 2006

The Toledo Edison Company

c/o FirstEnergy Corp.

76 South Main Street

Akron, OH 44308-1890

Re:	The Toledo Edison Company, Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to The Toledo Edison Company, an Ohio corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company from time to time of up to $300,000,000 aggregate principal amount of one or more series of senior unsecured debt securities (the “Securities”) of the Company to be issued under an Indenture (the “Indenture”), to be entered into by the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), and sold pursuant to the terms of one or more underwriting agreement or other purchase agreements to be executed by the Company and the underwriters or other purchaser parties thereto.

In our capacity as such counsel, we have either participated in the preparation of or have reviewed and are familiar with the Registration Statement, including the prospectus comprising a part thereof (the “Prospectus”), and the Indenture. We have also reviewed such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. We have also assumed that (i) the Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Ohio, (ii) at the time of its execution and delivery, the Indenture will have been duly authorized, executed and delivered by the Company and the Trustee, (iii) at the time of issuance thereof, the terms of the issuance and sale of the Securities will have been duly approved by all necessary action of the Board of Directors of the Company (the “Board”) (or by any committee to which the Board delegates the authority to grant such authorization) and established in accordance with the terms of the Indenture, (iv) that the Securities will be properly authenticated by the manual signature of an authorized representative of the Trustee, depositary or transfer agent, as the case may be, and (v) the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.	The Indenture will constitute the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

The Toledo Edison Company

October 18, 2006

2.	When any Securities have been executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and the Prospectus (or any supplement thereto filed pursuant to Rule 424 under the Act) and in accordance with the Indenture, such Securities will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of: (i) the federal Laws of the United States and (ii) the Laws of the State of New York.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

C.	Paragraph 2 is subject to the Registration Statement becoming effective with no stop order with respect thereto having been issued by the Commission and to the issuance and continued effectiveness of any necessary order by the Public Utilities Commission of Ohio authorizing the issuance of the Securities on the terms contemplated by the Registration Statement and the Prospectus (or any supplement thereto filed pursuant to Rule 424 under the Act).

D.	We have assumed that there will not have occurred any change in Law affecting the validity or enforceability of any such Securities. We have also assumed that none of the terms of such Securities, nor the issuance and delivery thereof, nor the compliance by the Company with the terms thereof will violate any applicable Law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

The Toledo Edison Company

October 18, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP